Exhibit 10.1

Dated 1st may 2012

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Share purchase agreement

Between

HOLLYWOOD MEDIA CORPORATION

and

ORCHARD ADVERTISING LIMITED

THIS AGREEMENT is dated 1st May 2012

Parties

(1)	HOLLYWOOD MEDIA CORP incorporated and registered in the United States of America whose registered office is at 2255 Glades Road Suite 221A, Boca Raton, FL 33431 (Seller).

(2)	ORCHARD ADVERTISING LIMITED incorporated and registered in England and Wales with company number 8006157 whose registered office is at Clifford House, 34-36 Orchard Road, Lytham St Annes, FY8 1PF(Buyer).

Background

The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: audited financial statements of the Company and the Subsidiaries for the period ended 31 December 2011 comprising individual accounts of the Company and each of the Subsidiaries, the consolidated group accounts of the Company and its Subsidiaries including in each case the balance sheet, profit and loss account together with the notes on them, a cash flow statement and an auditor's and directors' reports

Asset Sale: means any bona fide transaction whereby any person or group of persons acting in concert purchase the whole or substantially the whole of the business and assets of the Cinemasource Group

Cinemasource Group: Cinemasource and each of the Subsidiaries.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

Buyer's Solicitors: Atticus Legal LLP of Castlefield House, Liverpool Road, Manchester M3 3SB.

Charge: the charge to be granted over the Sale Shares pursuant to clause 3.4.

CinemasOnline Agreement: means the agreement entered into between (1) Pelican Consultants LLP and (2) WWW.CO.UK Limited, Cinemas Online Limited and UK Theatres Online Limited dated 18 November 2010.

Cinemasource: Cinemasource UK Limited, a company incorporated and registered in England and Wales with company number 05560413 whose registered office is at 100 Fetter Lane, London, EC4A 1BN

Company: Cinemasource.

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Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date of this agreement.

Connected Person has the meaning set out in section 839 Income and Corporation Taxes Act 1988

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Exit Event: means the first to happen of the following:

(a)	a Share Sale; or

(b)	an Asset Sale.

Event of Insolvency: means where the Buyer or UK Theatres Online Limited goes or is put into liquidation (other than solely for amalgamation or reconstruction), administration or receivership.

Inter Company Debts: all monies owing or which may become owing after today’s date from the Company or the Subsidiaries to any members of the Seller’s Group including any interest thereon.

Management Accounts: the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account of the Company and its subsidiaries for the period of 4 months ended 30 April 2012.

Purchase Price: the purchase price for the Sale Shares to be paid by the Buyer to the Seller in accordance with clause 3

.

Relevant Date: has the meaning given to it in clause 5.2.

Sale Shares: 2 ordinary shares of £1 each being the entire issued share capital of the Company.

Seller's Solicitors: DAC Beachcroft LLP of 100 Fetter Lane, London, EC4A 1BN.

Seller’s Group: the Seller and its subsidiary companies other than the Company and the Subsidiaries.

Share Sale: means any bona fide transaction whereby any persons or group of persons acting in concert purchase at least 80% of the Sale Shares or at least 80% of the issued share capital of each of the Subsidiaries or the Buyer.

Subsequent Sale Proceeds: the aggregate consideration payable to the Buyer and/or the Companies and/or to the shareholders of the Buyer in respect of an Exit Event.

Subsidiaries: means the subsidiaries of the Company being:

(a)	UK Theatres Online Limited (Company Number 3850910),

(b)	Spring Leisure Limited (Company number 05102050),

(c)	Cinemasonline Limited (Company number 5161573); and

(d)	WWW.Co.UK Limited (Company number 04285425).

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subsidiary undertaking and parent undertaking: mean a "subsidiary undertaking" and a "parent undertaking" as defined in section 1162 of the Companies Act 2006.

Unknown Amount: any current actual or contingent financial liability of any of the Company and the Subsidiaries which has resulted from any action of the Seller’s Group and which is not within the actual knowledge of Jeffrey Spector.

Warranties: the warranties and representations set out in schedule 2.

1.2	Clause and Schedule headings do not affect the interpretation of this agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.5	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.6	References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.7	References to this agreement include this agreement as amended or varied in accordance with its terms.

1.8	Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	Sale and purchase

On the terms of this agreement, the Seller shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

3.	Purchase price

3.1	The Purchase Price is US$250,000, payable in cash in 20 equal instalments of $US12,500 each over a period of 5 years commencing on the Completion Date. The first instalment shall fall due on 31 July 2012 and subject to clauses 3.2 and 3.3, subsequent instalments shall fall due every 3 calendar months thereafter. Payment of instalments shall be made within 5 Business Days of the due date for that instalment.

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3.2	In the event that the Buyer fails to pay an instalment of the Purchase Price on the due date for payment or the Buyer suffers an Event of Insolvency, the Seller may serve a notice on the Buyer to pay such instalment within 5 Business Days of receipt of such notice. If such overdue amount is not paid within the said 5 Business Days, then the full balance of Purchase Price remaining to be paid shall become immediately payable.

3.3	Upon the occurrence of a potential Exit Event the Buyer shall promptly notify the Seller of such and provide the Seller with all information reasonably requested by it in relation to such event including the amount of the proposed Subsequent Sale Proceeds (“Subsequent Sale Notice”) and:

(a)	in the event that the proposed Subsequent Sale Proceeds exceed the balance of the Purchase Price remaining to be paid by the Buyer to the Seller under the agreement (“Balance”) or the proposed purchaser is a Connected Person to the Buyer, the Buyer shall be entitled to proceed with such Exit Event provided that the Balance shall become immediately payable to the Seller;

(b)	in the event that the Subsequent Sale Proceeds are less than the Balance and the proposed purchaser is not a Connected Person to the Buyer, then the Buyer shall pay to the Seller the amount of the Subsequent Sale Proceeds in lieu of the Balance (and any remaining Purchase Price due to the Seller shall be irrevocably waived) unless within 10 Business Days of receiving the Subsequent Sale Notice the Seller requests that the Sale Shares are transferred back to the Seller in which case, the Buyer shall transfer the Sale Shares back to the Seller (and any remaining Purchase Price due to the Seller shall be irrevocably waived;

and in either case the Seller shall release the Charge.

3.4	The Purchase Price will be secured by a first charge in the agreed form over the Sale Shares which shall be entered into at Completion.

3.5	Any amount repaid by the Seller to the Buyer in satisfaction of any claim made by the Buyer under the Warranties shall be treated as a reduction by that amount in the Purchase Price.

4.	Completion

4.1	Completion shall take place on the Completion Date at the offices of the Buyer’s Solicitors forthwith upon signature of this Agreement.

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4.2	At Completion the Seller shall:

(a)	deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 1;

(b)	procure that all security and/or cross guarantees entered into by any member of the Cinemasource Group in favour of or in relation to the Seller’s Group shall be released without any financial cost to the Buyer or the Company and/or the Subsidiaries;

(c)	procure that a board meeting of Company is held at which the matters identified in Part 2 of Schedule 1 are carried out; and

(d)	deliver any other documents referred to in this agreement as being required to be delivered by the Seller.

4.3	At Completion the Buyer shall deliver or cause to be delivered the Charge.

5.	Warranties and indemnity

5.1	The Buyer is entering into this agreement in reliance on the Warranties.

5.2	The Buyer acknowledges that no liability shall attach to the Seller in respect of:

(a)	Any matter of which the Buyer or any of its officers or Jeffrey Spector is aware;

(b)	Any matter which existed on the date upon which Cinemasource acquired the Subsidiaries (“the Relevant Date”).

5.3	The Seller warrants and represents to the Buyer that so far as it is aware each Warranty is true, accurate and not misleading on today’s date.

5.4	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

5.5	The Seller agrees to indemnify and keep indemnified all members of the Cinemasource Group against any claim by, demand from or liability to any company in the Seller’s Group or any company who at any time between the Relevant Date and the date of this Agreement has been a member of the Seller’s Group, including, but not limited to, entities known as Broadway.com and Theatre.com

6.	Seller’s undertakings and waiver

6.1	The Seller undertakes to pay Crossley & Davies its fees in respect of any work undertaken or to be undertaken at the request of the Seller’s Group and/or the Cinemasource Group in order to comply with reporting obligations including but not limited to the preparation of the Accounts and the Management Accounts and any audit work required in relation thereto or any accounting work or audits for future accounting periods requested by the Seller’s Group (including without limitation quarterly audits and the annual audit for the year ending 31 December 2012).

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6.2	The Seller agrees that it hereby irrevocably and unconditionally waives each and every right of repayment, claim, action or otherwise, past, present or future and whether actionable at the date of this agreement or otherwise which may arise or which may have arisen in respect of the Inter-Company Debts and that accordingly:

(a)	The Inter-Company Debts are extinguished;

(b)	Neither the Company nor any of the Subsidiaries have any liability of any nature whatsoever to the Seller or any member of the Seller’s Group (save in respect of payment of the Purchase Price); and

(c)	To the extent such liability exists the Company and each of the Subsidiaries are hereby unconditionally released from such liability.

7.	Confidentiality and announcements

7.1	Except so far as may be required by law, and in such circumstances only after prior consultation with the Buyer, the Seller shall not at any time disclose to any person or use to the detriment of the Cinemasource Group any confidential information which it holds in relation to the Cinemasource Group and its affairs.

7.2	Neither party shall make any announcement relating to this agreement or its subject matter without the prior written approval of the other party except as required by law or by any legal or regulatory authority (in which case the parties shall co-operate, in good faith, in order to agree the content of any such announcement so far as practicable prior to it being made), provided that nothing in this clause shall prevent the Buyer from announcing the fact that the acquisition has taken place to staff, sales agents, potential investors and funders.

8.	Further assurance and matters following completion

The Seller shall (at its expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

Following Completion the Buyer shall (at the sole cost of the Seller to be paid in advance or secured to the satisfaction of Crossley & Davies) procure that the Cinemasource Group shall produce the Accounts and the Management Accounts and shall provide them to the Seller so as to ensure that the Seller shall comply with its legally binding reporting obligations.

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9.	Whole agreement

This agreement constitutes the whole agreement between the parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

10.	Variation and waiver

10.1	Variations of this agreement must be written and signed by/on behalf of the parties.

10.2	Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

10.3	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

10.4	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

10.5	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

11.	Miscellaneous

11.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

11.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

11.3	Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

11.4	This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

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11.5	The rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

11.6	This agreement may be executed in two counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

11.7	This agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes and claims) are governed by and construed in accordance with the law of England.

11.8	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes and claims).

 This agreement is executed and delivered as a deed by the parties and on the date stated at the beginning of this deed.

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Schedule 1   Completion

Part 1.  What the Seller shall deliver to the Buyer at Completion

At Completion, the Seller shall deliver or cause to be delivered to the Buyer the following documents and evidence:

(a)	transfers of the Sale Shares in favour of the Buyer;

(b)	the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

(c)	the written resignation, executed as a deed and in the agreed form, of:

(i)	Laurie S Silvers as secretary of the Company;

(ii)	Mitchell Rubenstein as a drector of the Company;

(iii)	Laurie S Silvers as a director of the Company

(d)	certificates in respect of all issued shares in the capital of each of the Subsidiaries;

(e)	in relation to the Company and the Subsidiaries, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

(f)	a release of all charges, mortgages, debentures and guarantees to which each member of the Cinemasource Group is a party

Part 2.  Matters for the board meetings at Completion

The Seller shall cause a board meeting of the Company to be held at Completion at which the matters set out in this Part 2 of this Schedule 1 shall take place.

(a)	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company.

(b)	All directors and the secretary of the Company shall resign from their offices and employment with the Company with effect from the end of the relevant board meeting

(c)	The persons the Buyer nominates shall be appointed as directors and secretary of the Company. The appointments shall take effect at the end of the board meeting.

(d)	The address of the registered office of the Company shall be changed to the address required by the Buyer.

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Schedule 2  Warranties

1.	Power to sell the sale shares

1.1	The Seller has taken all necessary action and has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2	This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a)	any agreement or instrument to which the Seller is a party or by which it is bound; or

(b)	any order, judgment, decree or other restriction applicable to the Seller.

2.	Shares in the company and subsidiaries

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	The Seller is the sole legal and beneficial owner of the Sale Shares and the Subsidiaries are the wholly owned subsidiaries of the Company.

2.3	The Company is the sole legal and beneficial owner of the whole allotted and issued share capital of each of the Subsidiaries.

2.4	The Sale Shares and the issued shares of the Subsidiaries are free from all Encumbrances and no commitment has been given to create an Encumbrance affecting the Sale Shares or the issued shares of the Subsidiaries.

2.5	No right has been granted to any person to require any member of the Cinemasource Group to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of any member of the Cinemasource Group.

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3.	Transactions with the Seller and Unknown amounts

3.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the members of the Cinemasource Group and any of the following:

(a)	any member of the Seller's Group or any person Connected with the Seller; or

(b)	any director of a member of the Seller's Group or any person Connected with such a member or director.

3.2	Neither the Seller, nor any person Connected with the Seller, is entitled to a claim of any nature against the Company or any of the Subsidiaries or has assigned to any person the benefit of a claim against the Company or any of those Subsidiaries to which the Seller or a person Connected with the Seller would otherwise be entitled.

3.3	There are no Unknown Amounts.

4.	Finance and guarantees

4.1	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any of the Subsidiaries or any third party in respect of borrowings or other obligations of the Cinemasource Group.

5.	Intellectual Property

5.1	The Seller warrants that all the intellectual property rights that were vested in the Cinemasource Group at the Relevant Date remain vested in the Cinemasource Group at the date hereof save as disposed of under the CinemasOnline Agreement and there is no agreement or arrangement in place to dispose of or licence such rights to the Seller, the Seller’s Group or any third party.

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Executed and delivered as a Deed by Orchard Advertising Limited by a director in the presence of a witness	/s/ Jeffrey Spector Director /s/ B England Signature of witness Name : MCS B ENGLAND Address: 9 CORBRIDGE CLOSE BLACKPOOL F74 SEZ Occupation: CREDIT CONTROLLER
Executed and delivered as a Deed by Hollywood Media Corp LLC by a director in the presence of a witness	/s/ Mitchell Rubenstein Director /s/ Tammy Hedge Signature of witness Name : Tammy Hedge Address: 2255 Glades Rd Suite 221A Boca Raton, FL 33431 Occupation: CFO

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